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                                VOTING AGREEMENT

                  VOTING AGREEMENT (the "Agreement"), dated as of February 23, 1998, between Eli Lilly and Company, an Indiana corporation (the "Stockholder"), and Baxter International Inc., a Delaware corporation ("Baxter").

                  WHEREAS, Baxter, RHB1 Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Baxter ("Merger Sub"), and Somatogen, Inc., a Delaware corporation (the "Company"), propose to enter into an Agreement and Plan of Merger (the "Merger Agreement"), providing for the merger of the Company with and into the Merger Sub (the "Merger"), pursuant to the terms and subject to the conditions of the Merger Agreement, and setting forth certain representations, warranties, covenants and agreements of the parties thereto in connection with the Merger; and

                  WHEREAS, as of the date hereof, the Stockholder owns 2,954,104 shares of Common Stock, par value $.001 per share, of the Company ("Company Common Stock"); and

                  WHEREAS, as an inducement to Baxter's execution of the Merger Agreement, Baxter has requested that the Stockholder agree, and the Stockholder hereby agrees, to vote (or consent with regard to) all shares of Company Common Stock as to which the Stockholder has voting power in favor of the Merger as provided herein.

                  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                  1. Representations of the Stockholder. The Stockholder hereby represents and warrants to Baxter as follows:

                  (a) The Stockholder is the holder of 2,954,104 shares of Company Common Stock (the "Shares").




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                  (b) The Stockholder does not beneficially own (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder (the "Exchange Act"), any shares of Company Common Stock, other than the Shares.

                  (c) The Stockholder has the right, power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, and this Agreement has been duly executed and delivered by the Stockholder; and, assuming that this Agreement has been duly and validly authorized, executed and delivered by Baxter, this Agreement constitutes a valid and legally binding agreement of the Stockholder, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

                  (d) The Shares are now and will at all times during the term of this Agreement be held by the Stockholder or by a nominee or custodian for the account of the Stockholder, free and clear of all pledges, liens, proxies, claims, charges, security interests, preemptive rights, voting trusts and any other encumbrances whatsoever with respect to the ownership, transfer or voting of the Shares; and there are no outstanding options, warrants or rights to purchase or acquire, or other agreements relating to, the Shares other, than this Agreement.

The representations and warranties contained herein shall be made as of the date hereof and as of each date from the date hereof through and including the date that the Merger is consummated.

                  2. Agreement to Vote Shares. The Stockholder agrees to: (a) appear, or cause the record holder of the Shares on the applicable record date (the "Record Holder") to appear, at any annual or special meeting of the stockholders of the Company for the purpose of obtaining a quorum and (b) vote, and cause the Record Holder to vote, the Shares and any New Shares (as defined in Section 7 below) (i) in favor of adoption and approval of the Merger Agreement and the Merger (and each other action and transaction contemplated by the Merger Agreement and this Agreement) at every meeting of the stockholders of the Company at which such matters are considered and at every adjournment thereof and (ii) against any action or proposal that would compete with or could serve to materially interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger. The Stockholder agrees to deliver to Baxter upon request a proxy for any

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such stockholder meeting, which proxy shall be coupled with an interest and irrevocable to the extent permitted under Delaware law, with the total number of the Stockholder's Shares and any New Shares correctly indicated thereon.

                  3. No Proxy Solicitations. The Stockholder agrees that the Stockholder will not, nor will the Stockholder permit any entity under its control to, (a) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) in opposition to or competition with the consummation of the Merger or otherwise encourage or assist any party in taking or planning any action which would compete with or otherwise could serve to materially interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (b) directly or indirectly encourage, initiate or cooperate in a stockholders' vote or action by consent of the Company's stockholders in opposition to or in competition with the consummation of the Merger or (c) become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company for the purpose of opposing or competing with the consummation of the Merger.

                  4. Transfer and Encumbrance. On or after the date hereof, the Stockholder agrees not to voluntarily transfer, sell, offer, assign, pledge or otherwise dispose of or encumber ("Transfer") any of the Shares or New Shares prior to the earlier of (a) the effective date of the Merger or (b) the date this Agreement shall be terminated in accordance with its terms. In furtherance of this Agreement, concurrently herewith the Stockholder shall and hereby does authorize the Company's transfer agent that there is a stop transfer order with respect to the Shares and that this Agreement places limitations on the voting and transfer of such shares.

                  5. Additional Purchases. The Stockholder agrees that in the event (i) any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting the Shares of the Stockholder, (ii) the Stockholder purchases or otherwise acquires beneficial ownership of any shares of Company Common Stock after the execution of this Agreement or (iii) the Stockholder voluntarily acquires the right to vote or share in the voting of any shares of Company Common Stock other than the Shares (collectively, "New Shares"), the Stockholder agrees to vote such New Shares in the same manner as the Shares and to notify Baxter and then deliver promptly to Baxter upon request of Baxter an irrevocable proxy with respect to such New Shares. The Stockholder also agrees that any New Shares acquired or purchased by it shall be subject to the terms of this Agreement to the same extent as if they constituted

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Shares.

                  6. Specific Performance. Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if the party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party's seeking or obtaining such equitable relief.

                  7. Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and assigns; and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assignable without the written consent of the other party hereto, except that Baxter may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to Merger Sub.

                  8. Termination. This Agreement will terminate upon the earliest to occur of (i) the effective time of the Merger, (ii) termination of the Merger Agreement, (iii) a determination by the Board of Directors of the Company that a Superior Competing Bid (as defined below) has been received or
(iv) September 30, 1998. For purposes of this section, a Superior Competing Bid means a "Superior Proposal" (as defined in Section 5.3 of the Merger Agreement) as to which the Board of Directors of the Company has determined in good faith (based on the written advice of an independent financial advisor) that the consideration to be received by the Stockholder has a present value that is at least twenty-five percent greater than the present value of the consideration that would be received by the Stockholder pursuant to the Merger.

                  9. Entire Agreement. Except for the Confidentiality Agreement, dated February 11, 1998, by and among the Stockholder, the Company and Baxter, this Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not


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be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

                  10. Governing Law. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

                  11. Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid by a court of competent jurisdiction, the remainder of the provision held invalid and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, shall not be affected.

                  12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                  13. Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

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                  IN WITNESS WHEREOF, the parties hereto have executed and
delivered this Agreement as of the date first written above.

                                            ELI LILLY AND COMPANY

                                            By:
                                               -----------------------------
                                               Edwin W. Miller
                                               Vice President and Treasurer


                                            BAXTER INTERNATIONAL INC.

                                            By:
                                               -----------------------------
                                               John F. Gaither, Jr.
                                               Corporate Vice President
                                               Corporate Development & Strategy






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